Exhibit 99.1

For additional information contact

Bobby Krimmel

Chief Financial Officer

(931) 380-8257

FIRST FARMERS REPORTS FIRST QUARTER EARNINGS UP 16% TO $2.6 MILLION, OR $0.53 PER COMMON SHARE

COLUMBIA, Tenn. (May 5, 2015) – First Farmers and Merchants Corporation, (“First Farmers”), the holding company for First Farmers and Merchants Bank (“the Bank”), today announced unaudited financial results for the quarter ending March 31, 2015, showing increases in earnings, loan growth, and net interest income for the period.

Key highlights of First Farmers’ results for the first quarter of 2015 include:

  Net income of $2.6 million or $0.53 per common share, up 16% from $2.2 million or $0.45 per common share compared to the first quarter of 2014 and similar earnings compared to the quarter ended December 31, 2014;

  Net interest margin of 3.37%, down 12 basis points from 3.49% for the first quarter of 2014;

  Loan growth of $23 million or 4% compared with the quarter ended December 31, 2014 and $54.6 million or 9%, compared with the first quarter of 2014; and

  A decline in nonperforming loans of 5% compared with the quarter ended December 31, 2014 and 46% compared with the first quarter of 2014.

Commenting on the results, T. Randy Stevens, Chairman and Chief Executive Officer, said “These quarterly results indicate the bank is executing very effectively within our strategic plan, and we believe we are on track to achieve another year of continued growth.” Stevens added, “As we continue our expansion into the Williamson and Davidson County markets, we are experiencing a significant increase in commercial and residential mortgage loan volume.”

Over the past few years First Farmers has opened new full-services offices in Nashville (Green Hills), Franklin (McEwen Drive), Cool Springs and Spring Hill (Port Royal).  Already in 2015, First Farmers has announced the addition of four experienced business and mortgage bankers for the offices in Franklin and Green Hills.

“I am especially pleased with our deposit growth, which has increased eight percent on an annualized basis and has pushed the Bank’s total deposits over $1 billion.” Stevens added, “This reflects our continued focus on meeting customer needs in a highly competitive environment and is a key reason the bank has money to lend in a tight marketplace.”

First Farmers experienced strong overall loan demand in the fourth quarter of 2014 and has carried similar momentum into the first quarter of 2015.  Net interest income for the first quarter of 2015 increased 4% to $8.7 million from $8.4 million in the first quarter of 2014, primarily reflecting an increase in interest-earning assets related to organic growth.

For the first quarter of 2015, First Farmers’ loan portfolio totaled $675 million, increasing $23 million from $652 million in the fourth quarter of 2014, and from $620 million compared with the first quarter of 2014, driven primarily by increased commercial and residential mortgage loan volume.  Total deposits grew to $1.064 billion at the end of the first quarter of 2015, up 8% from $986 million for the first quarter of 2014, and up 4% from $1.020 billion from the fourth quarter of 2014, which is mostly driven by continued strong organic growth throughout First Farmers’ footprint.

FFMB Reports First Quarter 2015 Results
May 5, 2015

Noninterest income for the first quarter of 2015 improved 9% to $2.9 million from $2.7 million in first quarter of 2014, largely driven by increases in gains on sales of securities of $225,000.  Noninterest expense for the first quarter of 2015, before provision for income taxes, decreased 0.84% to $8.0 million from $8.1 million in the first quarter of 2014.

Asset Quality

Overall, First Farmers has experienced continued improvement in asset quality.

  Total nonperforming loans decreased to $5.2 million, or 0.43% of total assets, compared to $5.5 million, or 0.47% of total assets, for the fourth quarter of 2014 and declined from $9.7 million, or 0.86% of total assets, compared to the first quarter of 2014.

  Net charge-offs to average loans were (0.01%) for the first quarter of 2015 compared to 0.10% for the fourth quarter of 2014 and (0.02%) for the first quarter of 2015.

Similarly to the first quarter of 2014, no additions were made to the provision for loan losses in the first quarter of 2015.  For the first quarter of 2015, the allowance for loan losses represented 1.18% of total loans outstanding versus 1.22% in the fourth quarter of 2014 and 1.39% for the first quarter of 2014.

About First Farmers and Merchants Corporation and First Farmers & Merchants Bank

First Farmers and Merchants Corporation is the holding company for First Farmers and Merchants Bank, a community bank serving the Middle Tennessee area through 19 banking locations in eight counties of Middle Tennessee.  As of March 31, 2015, First Farmers reported total assets of approximately $1.2 billion and total shareholders’ equity of approximately $119 million.  For more information about First Farmers, visit First Farmers and Merchants Bank on the Web at www.myfirstfarmers.com  under the “Our Story” and “Investor Relations” tab.

Cautionary Note Regarding Forward Looking Statements

Except for historical information contained herein, the matters included in this news release and other information in First Farmers’ filings with the Securities and Exchange Commission (the “SEC”) may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words or phrases such as "opportunities," "prospects," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions.  The forward-looking statements made herein represent the current expectations, plans or forecasts of First Farmers’ future results and revenues.  First Farmers intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and includes this statement for purposes of these safe harbor provisions.  These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond First Farmers’ control.  Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.  Investors should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks, discussed under Item 1A. "Risk Factors" of First Farmers’ Annual Report on Form 10-K, for the year ending December 31, 2014, and in any of First Farmers subsequent filings with the SEC.  Further information concerning First Farmers and its business, including additional factors that could materially affect First Farmers’ financial results, is included in its other filings with the SEC.

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